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                                                                    Exhibit 10.4

                              AMENDED AND RESTATED
                              EMPLOYMENT STATEMENT
                             (Alfred Hoffman, Jr.)



     THIS AGREEMENT is made as of January 1, 1999, by and between WATERMARK COMMUNITIES INC., a Delaware Corporation ("Employer") and ALFRED HOFFMAN, JR. ("Employee").

                                R E C I T A L S

     Employer and its affiliated entities are in the business of acquiring, improving, developing, leasing and selling land and operating businesses related to or arising out of the land activities. Employer desires to employ Employee as its Chief Executive Officer and Employee desires to accept such employment on the terms and conditions provided in this Agreement.

     Employee entered into an Employment Agreement as of July 24, 1995 with WCI Communities Limited Partnership ("WCI Limited Partnership"). On November 30, 1998, WCI Limited Partnership assigned the Employment Agreement to Employer. Employer and Employee now wish to amend and restate the Employment Agreement.

     NOW, THEREFORE, in consideration of the agreements set forth herein, the parties agree as follows:


1.   Definitions

     1.1 34 ACT - The Securities Exchange Act of 1934, as amended from time to time.

     1.2 ADVANCES - Amounts to be loaned to Employee on a regular basis as advances against future Bonus, to cover the difference between Base Compensation and $1,235,000, as provided in Section 4.4.

     1.3 AFFILIATE - Each subsidiary, joint venture or other entity in which Employer now has or hereafter has a direct or indirect controlling equity interest.

     1.4 BASE COMPENSATION - Seven Hundred Thousand Dollars ($700,000) per year, to be paid in equal monthly installments, as adjusted by the Board pursuant to Section 4.1 from time to time.

     1.5  BOARD - The board of directors of Employer.

     1.6 BONUS - Annual performance-based compensation payment, based upon satisfaction of Bonus Criteria.

     1.7 BONUS CRITERIA - Objective performance criteria established by the Board for each year, to apply on an annual basis, to determine whether Employee entitled to a Bonus for such year. Bonus Criteria for the 1999 fiscal year shall be the same

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         for all executive employees. After fiscal 1999, the Board may determine
         Bonus Criteria for Employee which is different from that which is used for other executive employees.

1.8   CAUSE-

      (a) gross negligence or willful criminal misconduct in the performance by Employee of his duties and responsibilities hereunder; including the supervision of others; or

      (b) negligence in the performance of his duties or supervision of others; or

      (c) conviction of Employee of the commission of any act which is a felony; or

      (d) failure by Employee to devote substantially all of his business time to the performance of his duties hereunder.

1.9 CHANGE OF CONTROL - A Change in Control shall be deemed to have occurred if:

      (a) at any time prior to the time that the Employer has a class of voting equity securities (or securities convertible into voting equity securities) registered under the 34 Act:

             (i) the persons and entities who have the right to vote more than 50% of the outstanding voting equity securities of the Employer on the date of this Agreement no longer have the right to vote more than 50% of such voting equity securities, or

             (ii) any persons and entities who, on the date of this Agreement, did not have the right to vote at least 25% of the outstanding voting equity securities of the Employer on the date of this Agreement obtain the right to vote more than 50% of such voting equity securities; or

      (b) at any time when the Employer has any class of voting equity securities (or securities convertible into voting equity securities) registered under the 34 Act:

             (i) any person, or group of persons acting in consent, who prior to such acquisition were the "beneficial owners" (as such term is defined in Securities and Exchange Commission Rule 13d-3) of less than 25% of the outstanding voting securities of the Employer become the beneficial owners of, or obtain the right to acquire in the future the beneficial ownership of, a sufficient number of such voting securities that it is or they are or have or will have the right to become the beneficial owners of 25% or more of such voting securities of the Employee; or

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          (ii)  any person, or any group of persons acting in consent, who were the beneficial owners of 25% or more but less than 50% of the outstanding voting securities of the Employer become the beneficial owners of or obtain the right to acquire in the future the beneficial ownership of an additional 10% or such outstanding voting securities of the employer; or

          (iii) any person, or any group of persons acting in consent who were the beneficial owners of less than 50% of the outstanding voting securities of the Employer become the beneficial owners of (or obtain the right to acquire in the future the beneficial ownership of) 50% or more of the outstanding voting securities of the Employer;

     provided, however, that a Change in Control shall not be deemed to have occurred under this Section: (i) as a result of customary agreements between the Employer and underwriters, and among underwriters and selling group members, in connection with a bona fide public offering, or (ii) in connection with the giving of a revocable proxy in a solicitation subject to the 34 Act and not reportable under Section 13D of the 34 Act.

1.10 CONSULTATION PERIOD -- The period beginning on the date that Employee becomes a consultant under Section 5.6 and ending on the earlier of:

     (a) the date which is five years after the date Employee becomes a consultant under Section 5.6, and

     (b)  June 30, 2005.

1.11 DISABLED -- Employee shall be deemed Disabled if he is unable to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days, and in such case the date on which he shall be deemed Disabled shall be the 181st day.

1.12 EMPLOYMENT TERM -- The period during which Employee is an employee of the Employer under this Agreement, which shall include the Initial Term and each Renewal Term.

1.13 INITIAL TERM -- A period of four (4) years, beginning as of the date hereof and ending on the close of business, December 31, 2002.

1.14 INVOLUNTARY TERMINATION -- As defined in Section 2.

1.15 IPO DATE -- The date of the closing of an initial firm commitment public offering by Employer or by any Affiliate for equity securities of Employer or such Affiliate.

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     1.16  NONRENEWAL DATE - Any date by which either Employer or Employee may notify the other that the Employee's employment shall not be automatically renewed for the next Renewal Term, which, if given during the Initial Term, must be given no later than 180 days prior to the end of the Initial Term, and if given during any Renewal Term, must be given no later than 90 days prior to the end of such Renewal Term.

     1.17 PRE-DISABILITY PERIOD - A period beginning on the date when the Board determines, in good faith, that as a result of illness, impairment or other disability, Employee is unable to perform substantially all of the material duties of his employment hereunder, and ending on the first to occur of (a) the 181st day after such date of determination
           (b) the 181st day after such date of determination (b) the date Employee is Disabled (c) the date when a court of competent jurisdiction shall finally determine that Employee is able to perform all of the duties of his employment hereunder and (d) the date that the Board determines that the Pre-Disability Period has ended.

     1.18 RENEWAL TERM - Each one (1) year period following the Initial Term that Employee's employment is renewed under Section 3.

2. EMPLOYMENT

   Subject to all of the terms and conditions herein provided, Employer hereby employs Employee as Chief Executive Officer of Employer, with the powers and duties normally incident to such position in an entity of the size and type, and operating in the same business as the Employer and its Affiliates. Employee's duties shall include, but shall not be limited to, overall executive supervision and management of the business of Employer, strategic planning, executing strategic plans, approval of material documents and execution or delegation of execution of material documents. Employee shall devote substantially all of his business time to the business of the Employer. All executive employees of the Employer and of its Affiliates (other than Don E. Ackerman) shall report to Employee or shall report to persons who report to Employee. Employee shall perform such other duties, consistent with the position of Chief Executive Officer, as shall be determined by the Board from time to time. Employee accepts such employment and agrees that he shall devote the time, attention, and skills necessary to perform the duties of Chief Executive Officer of Employer. Employee shall be subject to the supervision, direction and control of the Board and shall report to the Board as a whole. The Board shall not appoint any individual to whom Employee shall report, or who shall have the right to supervise Employee, provided, however, that this provision shall not limit the right of the Board to designate a person or persons (who shall be a member of or members of the Board) to coordinate the reporting relationship. Employee's duties and authority may be expanded or curtailed in whole or in part at any time and from time to time by the Board. Employer will provide Employee with written notice specifying the extent to which his duties or authority is modified. Notwithstanding the foregoing, if the Board changes Employee's title, working conditions or specifies duties so that Employee's powers and duties are diminished or reduced in any material respect, or include powers, duties or working conditions which are materially inconsistent with the title of "Chief Executive Officer," or if the Board changes the reporting

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relationship so that Employee reports to another officer or person, other than to the Board as a whole, or any employee of Employer or any Affiliate (other than Don E. Ackerman) reports to any person other than through the reporting relationship which terminates exclusively with Employee, then at any time thereafter at Employee's option and upon thirty (30) days notice and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of Employee within such thirty (30) day period, Employee shall have the right to terminate the employment relationship (an "INVOLUNTARY TERMINATION"); provided, however, that nothing in this sentence shall restrict the Board from changing duties and reporting relationships during the pendency of a Pre-Disability Period, and during such period, Employee shall not have the right to terminate the employment relationship under this sentence.

3.   PERIOD OF EMPLOYMENT

     Except as specifically otherwise provided herein, Employee's employment shall commence as of the date hereof and shall continue through the Initial Term. Thereafter, provided Employee is an employee of Employer, Employee's employment shall be automatically extended for successive Renewal Terms, unless either Employee notifies Employer, or Employer notifies Employee, that such employment shall not be automatically renewed on or prior to the applicable Nonrenewal Date.

4.   COMPENSATION

     4.1 COMPENSATION PAYMENTS. During the Term, Employer shall pay to Employee Base Compensation and Bonus. Base Compensation shall be reviewed from time to time, and may be increased, but not decreased, during the Employment Term.

     4.2 EXPENSE REIMBURSEMENTS. During the Term, Employer shall pay to or reimburse Employee for the cost and expense to Employee for reasonable expenses incurred in the performance of Employee's duties for travel, room and board and entertainment related to the business of the Employer and its Affiliates. No amounts shall be paid under this Section 4.2 following termination of employment for any reason, except to the extent incurred by Employee prior to the date of termination.

     4.3 BONUS. During the Term, Employer shall pay to Employee each year a Bonus determined as follows:

          (a) If Employer and its Affiliates meet 100% or more, but less than 120%, of the objectives of the Bonus Criteria, Employer shall pay to Employee a Bonus in the amount of 120% of Base Compensation.

          (b) If Employer and its Affiliates achieve 120% or more of the objectives of the Bonus Criteria, Employer shall pay to Employee a Bonus in the amount of 170% of Base Compensation.

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          (c)  If Employer and its Affiliates do not achieve 100% of the objectives of the Bonus Criteria, the Board shall determine the amount of Bonus of Employee in its sole discretion.


      4.4 ADVANCES. For a period beginning on the date of this Agreement and ending on the IPO Date, Employer shall make Advances to Employee at the same time as it makes payments of Base Compensation in equal amounts which, together with the payments of Base Compensation will result in combined payments of Base Compensation and Advances at the annual rate of $1,235,000. On each date when Employee's Bonus has been determined, such Bonus shall be applied first to the repayment of Advances, and the balance shall be paid to Employee. In the event that the amount of Employee's Bonus for any year is not sufficient to repay all unpaid Advances, such Advances shall be carried forward, and shall be repaid by Employee to Employer at the later of (a) the IPO Date or (b) the date on which the Bonus for 1999 shall have been determined and is payable. In the event of: (a) a Change of Control;
           (b) termination of employment for any reason other than termination for Cause; (c) resignation as a result of an Involuntary Termination; or (d) completion of the Initial Term prior to the IPO Date. Employee shall be released from any obligation to repay Advances made under this Section.

5. TERMINATION OF EMPLOYMENT

      5.1 TERMINATION WITHOUT CAUSE. The Board may at its election and without Cause terminate Employee's employment, upon not less than thirty (30) days notice to Employee. Termination shall be effective at the end of the notice period. If Employee's employment is terminated under this
           Section 5.1, on the date such termination of employment is effective, Employer shall continue to pay to Employee at an annual rate equal to his then annual rate of Base Compensation plus Advances for a period equal to (a) the balance of the then current Employment Term, plus
           (b) the next Renewal Term, but only if notice of termination is given after a Nonrenewal Date and neither Employee nor Employer had given notice of nonrenewal by the date of such notice of termination.

      5.2 INVOLUNTARY TERMINATION. In the event of an Involuntary Termination, Employer shall continue to pay to Employee his then Base Compensation plus Advances for a period equal to the greater of (a) (i) the balance of the then current Employment Term, plus (ii) the next Renewal Term, but only if such Involuntary Termination occurred after a Nonrenewal Date and neither Employee nor Employer had given notice of nonrenewal prior to such Involuntary Termination or (b) thirty
           (30) months.

      5.3 DISABILITY OR DEATH. If Employee becomes Disabled or dies during the Employment Term, Employee (or his estate, as the case may be) shall continue to receive payments at an annual rate equal to his then annual rate of Base Compensation plus Advances, for the period equal to (a) the balance of the then current Employment Term, plus (b) the next Renewal Term, but only if death or


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          account (including the interest thereon) shall be paid to Employer at the time a final nonappealable judgment is issued for Employer.

     (d) Upon termination for Cause, Employer shall have no further obligations to Employee for payment of Base Compensation or Bonus, and all payments and obligations of Employer to Employee under this Agreement (except those incurred or accrued prior to termination and for indemnification under Section 11) shall cease as of the date of such termination.


5.5 RESIGNATION -- Employee may resign his employment hereunder at any time, upon not less than one hundred eighty (180) days notice to Employer, if such resignation is to be effective at any time during the Initial Term, and upon not less than ninety (90) days notice if such resignation is to be effective at any time during any Renewal Term. Except in the case of an Involuntary Resignation, or as provided in Section 5.6(b), upon the effective date of such resignation, Employee's right to receive Base Compensation and Bonus shall cease, except to the extent accrued but unpaid to the date of termination, and Employee shall repay all unpaid Advances made under Section 4.4.

5.6  CONSULTING

     (a) If Employee shall desire to change his relationship from an Employee to a consultant for Employer, he shall give notice to the Board at least one hundred eighty (180) days in advance of the date on which he intends to make such change effective if such notice is given during the Initial Term, and at least ninety (90) days in advance of such date if such notice is given during any Renewal Term. The services to be rendered by Employee in such consulting relationship shall be to be reasonably available in person and by telephone, to confer with senior management and the Board on mergers, acquisitions, capital transactions, strategic plan development, policy and planning matters, and such other matters as may be agreed to between the parties.


     (b)  Provided that at the time of Employee's notice to Employer under
          Section 5.6(a), neither (i) a Change of Control shall have occurred, nor (ii) shall the Initial Term have been completed as of any date on or prior to the date selected by Employee as the date on which such change is to be effective, the Board shall have the right to approve or disapprove of the Employee's acting as a consultant, which it shall do and shall notify Employee of its decision within sixty (60) days of Employee's notice; provided however, (A) the Board shall not unreasonably withhold its approval of Employee's consultant status and
          (B) if the Board shall withhold its approval of Employee's consultant status, Employee shall have the right to revoke his election to become a consultant and shall continue as an employee, in which case the Employment Term shall continue hereunder as though Employee has not made such election to become a consultant. If the

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               Board approves of the consulting arrangement pursuant to this
               Section 5.6(b), then Employee shall resign as an employee of the Employer on the date set forth in the notice to the Board.

          (c) Employer shall pay to Employee consulting compensation at an annual rate equal to fifty percent (50%) of the Employee's then annual rate of combined Base Compensation and Advances. In the event that Employee shall die or become disabled during the Consultation Period, no consulting compensation shall become due or payable thereafter, except with respect to that which accrued, but had not been paid, as of the date that Employee died or became disabled.

          (d) Effective as of the beginning of the Consultation Period, the Employer shall obtain and pay for one or more insurance policies which provide for payments to Employee or his personal representative in the event of Employee's death (and Disability, to the extent obtainable at a reasonable price) during the Consultation Period equal to the balance of the consulting compensation which would have been paid by Employer had such death (or to the extent to obtainable, Disability) not occurred.

6.   Non-Competition

     Employee agrees that during the Employment Term and for a period (the "Noncompete Period") ending on the later of (a) three (3) years after the Employment Term or (b) completion of the Consultation Period, he will not be a shareholder, partner, joint venturer or other equity owner in, or sole proprietor of, or officer, director, employee, consultant, agent or representative of, or otherwise engage, directly or indirectly, in any business which is competitive with the business conducted by Employer and its Affiliates at the date of termination of employment; provided, however, that this provision shall not apply to the ownership of not more than five percent (5%) of any publicly traded entity, provided Employee is not actively involved in the activities of any such entity, and holds such interest solely for investment. After termination of Employee's employment hereunder and during the Noncompete Period, Employee shall not be actively involved in any new business which is in direct competition with Employer's business on the date of termination, unless Employee shall first offer the business opportunity to Employer and Employer shall elect to not pursue such opportunity. Nothing in this Section 6 shall prohibit or restrict Employee from ownership or involvement in Aston Care Systems, Inc., and its related companies and interests, so long as the business of Aston Care Systems, Inc. is the development, construction, operation, management, leasing and sale of retirement and assisted living communities and facilities.

7.   Nonsolicitation and Non-Hire

     Employee agrees that during the Noncompete Period, he shall not solicit any employee of Employer to accept employment with Employee or with any other person, nor except with the prior consent to Employer, shall he hire, or cause or permit any entity controlled directly or indirectly by him, to hire any person as an employee or consultant who was, at any time within



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one year of the end of the Employment Term, an Employee of Employer; provided, however, that this provision shall not apply to any person and whose employment was in the nature of executive assistant or executive secretary to Employee.

8.   CONFIDENTIALITY

     Employee agrees that he shall not use or disclose to third parties any confidential information of Employer or any Affiliate. All files, records, documents, data and similar items, relating to Employer and Affiliates, as well as all copies thereof, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall immediately be returned to Employer upon termination of Employee's employment. Employee's obligations in this Section 8 shall continue during the Employment Term, during any Consultation Period and upon termination of the employment and consulting, so long as Employer or any Affiliate derives value from such confidential information remaining confidential.

9.   REMEDIES

     Employee acknowledges that the restrictions contained in Sections 6, 7 and 8 of this Agreement are reasonable and necessary to protect the legitimate interests of Employer, do not cause Employee undue hardship, and that violations of those provisions of this Agreement will result in irreparable injury to Employer and that, therefore, Employer shall be entitled to preliminary and permanent injunctive relief without bond in any court of competent jurisdiction to enforce such provisions, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

10.  NOTICES

     All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by courier service, or mailed by postage prepaid certified U.S. mail, return receipt requested, to the address herein designed or such other address as may be designated in writing by notice given in the manner provided herein, and shall be effective if delivered or sent by courier upon personal delivery; or if mailed, three days after the date of deposit in the U.S. mail.

11.  INDEMNITY

     Employer shall indemnify Employee and hold him free and harmless from and against any and all loss, liability, cost or expense resulting to Employee, or to which he may be or become subject, as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (but not including any action between Employer and Employee, other than an action in the nature of a derivative action in the right of the Employer) by reason of any acts, omissions, or alleged acts or omissions, arising out of his activities as Chief Executive Officer, officer, employee or agent of Employer, as a director,



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officer, manager, partner or agent of Employer or of any Affiliate, or otherwise arising out of his activities on behalf of Employer or any Affiliate or in furtherance of the interests of Employer or any Affiliate, against expenses for which he has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding so long as he did not act fraudulently, or in a manner which constituted willful misconduct or gross negligence, or, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. During the course of any investigation, proceeding or other matter (other than an investigation, proceeding or other matter brought by the Employer directly against the Employee or brought by the Employee directly against the Employer), Employer shall pay the legal fees and expenses of Employee, notwithstanding that at the time of such payment it shall not have been finally determined whether Employee is actually entitled to indemnification, provided Employee agrees to reimburse Employer if it is finally determined that he was not entitled to such indemnification.

12.   MISCELLANEOUS PROVISIONS

      12.1 BINDING EFFECT AND ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors, assigns, and transferees. Employee shall have the right to pledge any and all of his rights to receive payments under this Agreement.

      12.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior or contemporaneous agreements, either oral or in writing, with respect to the subject matter hereof, provided, however, that this Agreement does not supersede any written agreement between the Employer and Employee relating to Employee's ownership interests in Employer. No modification, amendment or waiver of any provision of this Agreement shall be binding upon any party unless it is in writing and executed by both parties or, in the case of a waiver, by the party waiving compliance.

      12.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid. If any court determines that any provision is prohibited by or invalid under applicable law, such provision shall automatically be reformed to such time, territory and/or other limitation as such court shall deem reasonable. The reformation or invalidation of any provision shall not invalidate this Agreement or any other provision.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.


                                             WATERMARK COMMUNITIES, INC.

/s/ Alfred Hoffman, Jr.                      By: /s/ A. Charles Mattoff
-----------------------------------             --------------------------------
Alfred Hoffman, Jr.


Address:                                     Address:

Watermark Communities, Inc.                  24301 Walden Center Drive
24301 Walden Center Drive                          Suite 300
Suite 300                                          Bonita Springs, FL 34134
Bonita Springs, FL 34134

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